Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Pathward Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Debt	6.625% Fixed-to-Floating Rate Subordinated Notes due 2032	Rule 457(o)	$20,000,000.00	100%	$20,000,000.00		$110.20 per million	$2,204.00
Fees Previously Paid	—	—	—	—	—	—			—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—				—	—	—	—
	Total Offering Amounts					$20,000,000	(2)		$2,204.00
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$2,204.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. Represents the maximum aggregate offering price of all notes to be offered in the exchange offer to which the registration statement relates.

(2) Represents the maximum aggregate offering price of all notes to be offered in the exchange offer to which the registration statement relates.